Exhibit 99.1

Brookdale Announces Third Quarter 2024 Results

Nashville, Tenn., November 6, 2024 - Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") announced results for the quarter ended September 30, 2024.

HIGHLIGHTS

•Third quarter consolidated weighted average occupancy grew 130 basis points over the prior year quarter and 80 basis points sequentially over the second quarter.
•Same community operating income increased 10.1% over the prior year period, when excluding prior period grant income, marking three years of consecutive quarters of year-over-year growth.
•Net cash provided by operating activities increased 45% to $66.5 million, and Adjusted Free Cash Flow(1) of $13.9 million was five times the amount for the prior year period.
•Brookdale named to Newsweek’s Most Loved Workplaces list.

“At Brookdale, we are deeply committed to creating value for our shareholders by providing high-quality care and services to our residents, ensuring that we are an attractive place for employees to work, and improving both our capital structure and capital allocation,” said Lucinda ("Cindy") Baier, Brookdale’s President and CEO. “In the third quarter, this included not only our day-to-day operations, but also helping to ensure our residents' and associates' health and safety through multiple major hurricanes, being named a Most Loved Workplace by Newsweek, meaningfully growing Adjusted Free Cash Flow, more than doubling our number of Brookdale HealthPlus communities, and negotiating multiple accretive transactions that will benefit Brookdale and our shareholders in the immediate-term and over the long-term.”

SUMMARY OF THIRD QUARTER FINANCIAL RESULTS

Consolidated summary of operating results and metrics:

			Year-Over-Year Increase / (Decrease)			Sequential Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	3Q 2024	3Q 2023	Amount	Percent	2Q 2024	Amount	Percent
Resident fees	$743.7	$717.1	$26.6	3.7%	$739.7	$4.0	0.5%
Facility operating expense	548.3	537.4	10.9	2.0%	537.5	10.8	2.0%
Cash facility operating lease payments	64.4	64.6	(0.2)	(0.3)%	64.4	—	—%
Net income (loss)	(50.7)	(48.8)	1.9	3.9%	(37.7)	13.0	34.4%
Adjusted EBITDA (1)	92.2	80.2	12.0	15.0%	97.8	(5.6)	(5.7)%

RevPAR	$4,869	$4,596	$273	5.9%	$4,835	$34	0.7%
Weighted average occupancy	78.9%	77.6%	130 bps	n/a	78.1%	80 bps	n/a
RevPOR	$6,171	$5,919	$252	4.3%	$6,193	$(22)	(0.4)%

(1)    Adjusted Free Cash Flow and Adjusted EBITDA are financial measures that are not calculated in accordance with GAAP. See "Non-GAAP Financial Measures" for the Company's definition of such measures, reconciliations to the most comparable GAAP financial measures, and other important information regarding the use of the Company's non-GAAP financial measures.

Same community(2) summary of operating results and metrics:

			Year-Over-Year Increase / (Decrease)			Sequential Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	3Q 2024	3Q 2023	Amount	Percent	2Q 2024	Amount	Percent
Resident fees	$730.9	$691.9	$39.0	5.6%	$725.9	$5.0	0.7%
Facility operating expense	$536.9	$515.7	$21.2	4.1%	$527.1	$9.8	1.9%
RevPAR	$4,859	$4,601	$258	5.6%	$4,826	$33	0.7%
Weighted average occupancy	78.9%	77.9%	100 bps	n/a	78.1%	80 bps	n/a
RevPOR	$6,155	$5,909	$246	4.2%	$6,177	$(22)	(0.4)%

(2)    The same community senior housing portfolio includes operating results and data for 611 communities consolidated and operational for the full period in both comparison years. Consolidated communities excluded from the same community portfolio include communities acquired or disposed of since the beginning of the prior year, communities classified as assets held for sale, certain communities planned for disposition, certain communities that have undergone or are undergoing expansion, redevelopment, and repositioning projects, and certain communities that have experienced a casualty event that significantly impacts their operations. To aid in comparability, same community operating results exclude natural disaster expense.

Recent consolidated occupancy trend:

	2023
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Weighted average	76.6%	76.3%	76.1%	76.2%	76.6%	76.8%	77.1%	77.6%	78.2%	78.6%	78.4%	78.3%
Month end	77.6%	77.4%	77.6%	77.6%	78.1%	78.2%	78.5%	79.3%	79.7%	79.5%	79.6%	79.3%

	2024
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct
Weighted average	78.0%	77.9%	77.9%	77.9%	78.1%	78.2%	78.6%	78.9%	79.2%	79.4%
Month end	79.3%	79.2%	79.1%	79.2%	79.5%	79.7%	79.9%	80.4%	80.5%	80.8%

OVERVIEW OF THIRD QUARTER RESULTS

•Resident fees.
•3Q 2024 vs 3Q 2023:
◦Resident fees increased primarily due to the increases in RevPOR and occupancy, partially offset by the disposition of communities, primarily through lease terminations, since the beginning of the prior year period, which resulted in $14.6 million less in resident fees during the third quarter of 2024.
◦The increase in RevPOR was primarily the result of the current year rate increase.
◦The increase in occupancy primarily reflects the impact of the Company's execution on key initiatives to rebuild occupancy lost due to the pandemic.
•3Q 2024 vs 2Q 2024: Resident fees increased primarily due to the 80 basis point increase in weighted average occupancy, an improvement from normal pre-pandemic seasonality trends, partially offset by the slight decrease in RevPOR.

•Facility operating expense.
•3Q 2024 vs 3Q 2023:
◦The increase in facility operating expense was primarily due to broad inflationary pressure and an increase in marketing expense.
◦These increases were partially offset by the disposition of communities since the beginning of the prior year period, which resulted in $12.8 million less in facility operating expense during the third quarter of 2024, and a decrease in the use of premium labor, primarily contract labor.
•3Q 2024 vs 2Q 2024: The increase in facility operating expense was primarily due to an additional day of expense during the third quarter of 2024, seasonally higher utilities expense, and an increase in marketing expense.

•Net income (loss).
•3Q 2024 vs 3Q 2023: The increase in net loss was primarily due to the increase in facility operating expense, a decrease in property insurance proceeds, a decrease in the fair value of interest rate derivatives in the current period, and an increase in depreciation and amortization expense, partially offset by the increase in resident fees and a decrease in asset impairment expense.

•3Q 2024 vs 2Q 2024: The increase in net loss was primarily due to the increase in facility operating expense, a larger decrease in the fair value of interest rate derivatives, and an increase in debt modification costs recognized during the current period for the refinancing of mortgage debt previously scheduled to mature in September 2025, partially offset by the increase in resident fee revenues and an increase in property insurance recoveries.

•Adjusted EBITDA.
•3Q 2024 vs 3Q 2023: The increase was primarily due to the increase in resident fees, partially offset by the increase in facility operating expense and a $2.6 million decrease in other operating income for state government grants recognized during the prior year period.
•3Q 2024 vs 2Q 2024: The decrease was primarily due to the increase in facility operating expense, partially offset by the increase resident fees.

LIQUIDITY

			Year-Over-Year Increase / (Decrease)		Sequential Increase / (Decrease)
($ in millions)	3Q 2024	3Q 2023	Amount	2Q 2024	Amount
Net cash provided by operating activities	$66.5	$45.8	$20.7	$55.7	$10.8
Non-development capital expenditures, net	41.7	47.2	(5.5)	52.3	(10.6)
Adjusted Free Cash Flow	13.9	2.5	11.4	(5.5)	19.4

•Net cash provided by operating activities.
•3Q 2024 vs 3Q 2023: The increase in net cash provided by operating activities was primarily due to the increase in resident fees and an increase in lessor reimbursements for capital expenditures for operating leases, partially offset by the increase in facility operating expense.
•3Q 2024 vs 2Q 2024: The increase in net cash provided by operating activities was primarily due to higher monthly resident fees billed and received in advance, an increase in lessor reimbursements for capital expenditures for operating leases, and an increase in resident fees, partially offset by the increase in facility operating expense.

•Non-development capital expenditures, net.
•3Q 2024 vs 3Q 2023: The decrease in non-development capital expenditures, net of lessor reimbursements, was primarily due to a $6.7 million increase in lessor reimbursements.
•3Q 2024 vs 2Q 2024: The decrease in non-development capital expenditures, net of lessor reimbursements, was primarily due to a $5.7 million increase in lessor reimbursements and a decrease in replacements of major building systems.

•Adjusted Free Cash Flow.
•3Q 2024 vs 3Q 2023: The change in Adjusted Free Cash Flow was primarily due to the increase in net cash provided by operating activities, partially offset by a decrease in property insurance proceeds.
•3Q 2024 vs 2Q 2024: The change in Adjusted Free Cash Flow was primarily due to the increase in net cash provided by operating activities and the decrease in non-development capital expenditures, net of lessor reimbursements.

•Total liquidity. Total liquidity of $324.1 million as of September 30, 2024 included $254.7 million of unrestricted cash and cash equivalents, $29.7 million of marketable securities, and $39.7 million of availability on the Company's secured credit facility. Total liquidity as of September 30, 2024 decreased $21.8 million from June 30, 2024, primarily due to a mortgage debt financing transaction in which the Company obtained a $182.5 million loan to refinance $197.1 million of debt scheduled to mature in 2025 and repayments of $10.1 million of mortgage debt, partially offset by $13.9 million of Adjusted Free Cash Flow.

TRANSACTION AND FINANCING UPDATE

Agreements to Acquire Currently Leased Assets

In September 2024, the Company entered into three definitive agreements to acquire 41 communities (2,789 units) that are currently leased by the Company for a combined purchase price of $610.0 million, as further described in the press release issued on September 30, 2024. These three transactions are expected to close by year-end, subject to the satisfaction of customary closing conditions for real estate transactions. The Company expects to fund these acquisitions through the assumption of existing mortgage debt, the net cash proceeds from the sale of the 3.50% convertible senior notes due 2029 (the “2029 New Notes”), proceeds from non-recourse mortgage financing on certain of the assets, and cash on hand. The Company expects these three transactions will result in an approximately $46.6 million decrease in cash paid for operating and financing leases for the twelve months ending December 31, 2025 compared to the previously required estimated 2025 lease payments and assuming the renewal of the lease for five of the communities at the end of its current term on December 31, 2024. The leases for 36 of the communities were previously classified as operating leases and have been prospectively classified as financing leases subsequent to the amendment of the leasing arrangements. The Company expects the amendment of the leasing arrangements will result in an approximately $8.1 million and $32.8 million decrease in cash paid for operating leases for the three months ending December 31, 2024 and the twelve months ending December 31, 2025, respectively, as a result of the reclassification of lease costs due to financing lease classification and the expected acquisition transactions.

Convertible Senior Notes

On September 30, 2024, the Company entered into privately negotiated agreements with certain of the holders of its outstanding 2.00% convertible senior notes due 2026 (the “2026 Notes”) to exchange a portion of its existing 2026 Notes for a newly issued series of 2029 New Notes, as further described in the press release issued on September 30, 2024. On October 3, 2024, the Company issued $369.4 million aggregate principal amount of its 2029 New Notes. At closing, $219.4 million principal amount of the 2029 New Notes were issued in exchange for $206.7 million principal amount of the 2026 Notes and $150.0 million principal amount of the 2029 New Notes were issued for cash. The Company’s net cash proceeds from the exchange and issuance transactions, after subtracting fees, discounts and estimated expenses payable by the Company, were approximately $135.0 million. Following the closing, $23.3 million in aggregate principal amount of the 2026 Notes remain outstanding with the terms unchanged.

Omega Lease Amendment

In August 2024, the Company and Omega Healthcare Investors, Inc. ("Omega") amended the existing master lease pursuant to which the Company continues to lease 24 communities (2,555 units) from Omega. The Company's amended master lease has an initial term to expire on December 31, 2037. As part of the amendment, Omega agreed to make available up to $80.0 million to fund costs associated with capital expenditures for the communities through December 31, 2037. The annual rent under the lease will not be adjusted upon reimbursements for capital expenditures in the aggregate amount of up to $30.0 million of the $80.0 million pool, which is available in certain tranches through June 30, 2028. With respect to the remaining $50.0 million of the $80.0 million pool, the annual rent under the lease will prospectively increase by the amount of each reimbursement multiplied by 9.5%. The $50.0 million will be available in certain tranches beginning January 1, 2025, subject to certain annual reimbursement caps specified in the lease. Under the terms of the amendment, rent will escalate annually per the terms of the existing lease escalator, with a potential minor contingent rent adjustment beginning in 2028 depending on lease performance.

Mortgage Debt Financing

In September 2024, the Company obtained $182.5 million of debt secured by first priority mortgages on 16 communities. The loan bears interest at a fixed rate of 5.67% and is interest only for the first two years. The debt matures in October 2029. At the closing, the Company repaid $197.1 million of outstanding mortgage debt, which was scheduled to mature in September 2025, using proceeds from the $182.5 million debt and cash on hand. The closing of this transaction results in no remaining debt maturities without extension options through June 2026.

2024 OUTLOOK

For the fourth quarter 2024, the Company is providing the following guidance:

Fourth Quarter 2024 Guidance
RevPAR year-over-year growth	5.0% to 5.5%
Adjusted EBITDA	$93 million to $98 million

The Company expects its fourth quarter 2024 cash facility operating lease payments to be approximately $56.0 million, after giving effect to the change in lease classification for communities subject to acquisition agreements.

In the aggregate, the Company expects its full-year 2024 non-development capital expenditures, net of anticipated lessor reimbursements and property and casualty insurance proceeds, to be approximately $180.0 million.

This guidance excludes future acquisition or disposition activity. Reconciliation of the non-GAAP financial measure included in the foregoing guidance to the most comparable GAAP financial measure is not available without unreasonable effort due to the inherent difficulty in forecasting the timing or amounts of items required to reconcile Adjusted EBITDA from the Company's net income (loss). Variability in the timing or amounts of items required to reconcile the measure may have a significant impact on the Company's future GAAP results.

SUPPLEMENTAL INFORMATION

The Company will post on its website at brookdaleinvestors.com supplemental information relating to the Company's third quarter results, an updated investor presentation, and a copy of this earnings release. The supplemental information and a copy of this earnings release will also be furnished in a Form 8-K to be filed with the SEC.

EARNINGS CONFERENCE CALL

Brookdale's management will conduct a conference call to discuss the financial results for the third quarter on November 7, 2024 at 9:00 AM ET. The conference call can be accessed by dialing (800) 715-9871 (from within the U.S.) or (646) 307-1963 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the access code "1482282".

A webcast of the conference call will be available to the public on a listen-only basis at brookdaleinvestors.com. Please allow extra time before the call to download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available through the website following the call.

For those who cannot listen to the live call, a replay of the webcast will be available until 11:59 PM ET on November 14, 2024 by dialing (800) 770-2030 (from within the U.S.) or (647) 362-9199 (from outside of the U.S.) and referencing access code "1482282#".

ABOUT BROOKDALE SENIOR LIVING

Brookdale Senior Living Inc. is the nation’s premier operator of senior living communities. The Company is committed to its mission of enriching the lives of the people it serves with compassion, respect, excellence, and integrity. The Company, through its affiliates, operates independent living, assisted living, memory care, and continuing care retirement communities. Through its comprehensive network, Brookdale helps to provide seniors with care, connection, and services in an environment that feels like home. The Company’s expertise in healthcare, hospitality, and real estate provides residents with opportunities to improve wellness, pursue passions, make new friends, and stay connected with loved ones. Brookdale, through its affiliates, operates and manages 648 communities in 41 states as of September 30, 2024, with the ability to serve approximately 58,000 residents. Brookdale's stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook at facebook.com/brookdaleseniorliving or YouTube at youtube.com/BrookdaleLiving.

DEFINITIONS OF REVPAR AND REVPOR

RevPAR, or average monthly senior housing resident fee revenue per available unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding revenue for private duty services provided to seniors living outside of the Company's communities and entrance fee amortization), divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.

RevPOR, or average monthly senior housing resident fee revenue per occupied unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding revenue for private duty services provided to seniors living outside of the Company's communities and entrance fee amortization), divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

SAFE HARBOR
Certain statements in this press release and the associated earnings call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding the Company's intent, belief, or expectations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "believe," "project," "predict," "continue," "plan," "target," or other similar words or expressions, and include statements regarding the Company's expected financial and operational results. These forward-looking statements are based on certain assumptions and expectations, and the Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its assumptions or expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on the Company's operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, events which adversely affect the ability of seniors to afford resident fees, including downturns in the economy, housing market, consumer confidence, or the equity markets and unemployment among resident family members; changes in reimbursement rates, methods, or timing under governmental reimbursement programs including the Medicare and Medicaid programs; the effects of senior housing construction and development, lower industry occupancy, and increased competition; conditions of housing markets, regulatory changes, acts of nature, and the effects of climate change in geographic areas where the Company is concentrated; terminations of the Company's resident agreements and vacancies in the living spaces it leases; failure to maintain the security and functionality of the Company's information systems, to prevent a cybersecurity attack or breach, or to comply with applicable privacy and consumer protection laws, including HIPAA; the Company's ability to complete its capital expenditures in accordance with its plans; the Company's ability to identify and pursue development, investment, and acquisition opportunities and its ability to successfully integrate acquisitions; competition for the acquisition of assets; the Company's ability to complete pending or expected disposition, acquisition, or other transactions on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and the Company's ability to identify and pursue any such opportunities in the future; risks related to the implementation of the Company's strategy, including initiatives undertaken to execute on the Company's strategic priorities and their effect on its results; the impacts of the COVID-19 pandemic, including on the nation's economy and debt and equity markets and the local economies in our markets, and on us and our business, results of operations, cash flow, revenue, expenses, liquidity, and our strategic initiatives, including plans for future growth, which will depend on many factors, some of which cannot be foreseen, including the pace and consistency of recovery from the pandemic and any resurgence or variants of the disease; limits on the Company's ability to use net operating loss carryovers to reduce future tax payments; delays in obtaining regulatory approvals; disruptions in the financial markets or decreases in the appraised values or performance of the Company's communities that affect the Company's ability to obtain financing or extend or refinance debt as it matures and the Company's financing costs; the Company's ability to generate sufficient cash flow to cover required interest, principal, and long-term lease payments and to fund its planned capital projects; the effect of any non-compliance with any of the Company's debt or lease agreements (including the financial or other covenants contained therein), including the risk of lenders or lessors declaring a cross default in the event of the Company's non-compliance with any such agreements and the risk of loss of the Company's property securing leases and indebtedness due to any resulting lease terminations and foreclosure actions; the inability to renew, restructure, or extend leases, or exercise purchase options at or prior to the end of any existing lease term; the effect of the Company's indebtedness and long-term leases on the Company's liquidity and its ability to operate its business; increases in market interest rates that increase the costs of the Company's debt obligations; the Company's ability to obtain additional capital on terms acceptable to it; departures of key officers and potential disruption caused by changes in management; increased competition for, or a shortage of, associates (including due to general labor market conditions), wage pressures resulting from increased competition, low unemployment levels, minimum wage increases and changes in overtime laws, and union activity; environmental contamination at any of the Company's communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against the Company, including putative class action complaints, and the frequency and magnitude of legal actions and liability claims that may arise due to COVID-19 or the Company's response efforts; negative publicity with respect to any lawsuits, claims, or other legal or regulatory proceedings; costs to respond to, and adverse determinations resulting from, government inquiries, reviews, audits, and investigations; the cost and difficulty of complying with increasing and evolving regulation, including new disclosure obligations; changes in, or its failure to comply with, employment-related laws and regulations; the risks associated with current global economic conditions and general economic factors on the Company and the Company's business partners such as inflation, commodity costs, fuel and other energy costs, competition in the labor market, costs of salaries, wages, benefits, and insurance, interest rates, tax rates, geopolitical tensions or conflicts, and uncertainty surrounding federal elections; the impact of seasonal contagious illness or an outbreak of COVID-19 or other contagious disease in the markets in which the Company operates; actions of activist stockholders, including a proxy contest; as well as other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including those set forth in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect management's views as of the date of this press release and/or associated earnings call. The Company cannot guarantee future results, levels of activity, performance or achievements, and, except as required by law, it expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained in this press release and/or associated earnings call to reflect any change in the Company's expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2024	2023	2024	2023
Resident fees	$743,729	$717,123	$2,227,679	$2,140,688
Management fees	2,676	2,566	7,910	7,653
Reimbursed costs incurred on behalf of managed communities	37,762	34,979	108,950	103,932
Other operating income	—	2,623	—	9,073
Total revenue and other operating income	784,167	757,291	2,344,539	2,261,346

Facility operating expense (excluding facility depreciation and amortization of $83,479, $79,384, $245,089, and $236,547, respectively)	548,282	537,411	1,628,339	1,599,336
General and administrative expense (including non-cash stock-based compensation expense of $3,403, $2,893, $10,651, and $8,966, respectively)	44,929	43,076	137,325	137,021
Facility operating lease expense	51,937	53,145	154,397	149,784
Depreciation and amortization	90,064	85,932	264,219	255,314
Asset impairment	934	9,086	2,642	9,606
Loss (gain) on sale of communities, net	—	—	—	(36,296)
Costs incurred on behalf of managed communities	37,762	34,979	108,950	103,932
Income (loss) from operations	10,259	(6,338)	48,667	42,649

Interest income	4,663	6,323	14,155	17,764
Interest expense:
Debt	(54,171)	(53,413)	(161,405)	(155,984)
Financing lease obligations	(5,062)	(4,950)	(15,233)	(16,955)
Amortization of deferred financing costs	(2,337)	(1,910)	(6,928)	(5,749)
Change in fair value of derivatives	(4,746)	861	(2,004)	5,130
Gain (loss) on debt modification and extinguishment, net	(2,267)	—	(2,267)	—
Equity in earnings (loss) of unconsolidated ventures	—	(1,426)	—	(3,156)
Non-operating gain (loss) on sale of assets, net	20	—	923	860
Other non-operating income (loss)	3,584	10,166	7,121	16,512
Income (loss) before income taxes	(50,057)	(50,687)	(116,971)	(98,929)
Benefit (provision) for income taxes	(677)	1,876	(1,086)	1,029
Net income (loss)	(50,734)	(48,811)	(118,057)	(97,900)
Net (income) loss attributable to noncontrolling interest	14	15	44	45
Net income (loss) attributable to Brookdale Senior Living Inc. common stockholders	$(50,720)	$(48,796)	$(118,013)	$(97,855)

Basic and diluted net income (loss) per share attributable to Brookdale Senior Living Inc. common stockholders	$(0.22)	$(0.22)	$(0.52)	$(0.43)

Weighted average shares used in computing basic and diluted net income (loss) per share	228,124	225,416	226,939	225,136

Condensed Consolidated Balance Sheets

(in thousands)	September 30, 2024	December 31, 2023
Cash and cash equivalents	$254,711	$277,971
Marketable securities	29,701	29,755
Restricted cash	49,067	41,341
Accounts receivable, net	53,002	48,393
Prepaid expenses and other current assets, net	87,236	80,908
Total current assets	473,717	478,368
Property, plant and equipment and leasehold intangibles, net	4,641,255	4,330,629
Operating lease right-of-use assets	732,918	670,907
Other assets, net	91,233	93,531
Total assets	$5,939,123	$5,573,435

Current portion of long-term debt	$51,525	$41,463
Current portion of financing lease obligations	1,160	1,075
Current portion of operating lease obligations	150,790	192,631
Other current liabilities	380,509	364,947
Total current liabilities	583,984	600,116
Long-term debt, less current portion	3,654,497	3,655,850
Financing lease obligations, less current portion	602,789	150,774
Operating lease obligations, less current portion	730,402	683,876
Other liabilities	73,129	77,666
Total liabilities	5,644,801	5,168,282
Total Brookdale Senior Living Inc. stockholders' equity	292,877	403,664
Noncontrolling interest	1,445	1,489
Total equity	294,322	405,153
Total liabilities and equity	$5,939,123	$5,573,435

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
(in thousands)	2024	2023
Cash Flows from Operating Activities
Net income (loss)	$(118,057)	$(97,900)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss (gain) on debt modification and extinguishment, net	2,267	—
Depreciation and amortization, net	271,147	261,063
Asset impairment	2,642	9,606
Equity in (earnings) loss of unconsolidated ventures	—	3,156
Distributions from unconsolidated ventures from cumulative share of net earnings	—	430
Amortization of entrance fees	—	(732)
Proceeds from deferred entrance fee revenue	—	477
Deferred income tax (benefit) provision	(48)	(2,015)
Operating lease expense adjustment	(39,061)	(33,820)
Change in fair value of derivatives	2,004	(5,130)
Loss (gain) on sale of assets, net	(923)	(37,156)
Non-cash stock-based compensation expense	10,651	8,966
Property and casualty insurance income	(6,281)	(14,047)
Other non-operating (income) loss	—	(2,542)
Changes in operating assets and liabilities:
Accounts receivable, net	(4,610)	8,250
Prepaid expenses and other assets, net	(6,414)	9,347
Prepaid insurance premiums financed with notes payable	(7,930)	(6,530)
Trade accounts payable and accrued expenses	5,071	21,444
Refundable fees and deferred revenue	2,789	8,518
Operating lease assets and liabilities for lessor capital expenditure reimbursements	7,732	2,244
Net cash provided by (used in) operating activities	120,979	133,629
Cash Flows from Investing Activities
Purchase of marketable securities	(39,191)	(159,811)
Sale and maturities of marketable securities	40,000	145,100
Capital expenditures, net of related payables	(150,938)	(174,700)
Acquisition of assets, net of cash acquired	—	(574)
Investment in unconsolidated ventures	—	(7,589)
Proceeds from sale of assets, net	7,017	43,181
Property and casualty insurance proceeds	6,297	19,536
Change in lease acquisition deposits, net	(2,000)	—
Purchase of interest rate cap instruments	(9,282)	(7,223)
Proceeds from interest rate cap instruments	14,816	6,501
Other	(235)	(168)
Net cash provided by (used in) investing activities	(133,516)	(135,747)
Cash Flows from Financing Activities
Proceeds from debt	264,038	25,532
Repayment of debt and financing lease obligations	(259,390)	(91,866)
Payment of financing costs, net of related payables	(6,309)	(940)
Payments of employee taxes for withheld shares	(3,425)	(1,880)
Net cash provided by (used in) financing activities	(5,086)	(69,154)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(17,623)	(71,272)
Cash, cash equivalents, and restricted cash at beginning of period	349,668	474,548
Cash, cash equivalents, and restricted cash at end of period	$332,045	$403,276

Non-GAAP Financial Measures

This earnings release contains the financial measures Adjusted EBITDA and Adjusted Free Cash Flow, which are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). Presentations of these non-GAAP financial measures are intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, or net cash provided by (used in) operating activities. The Company cautions investors that amounts presented in accordance with the Company’s definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies calculate non-GAAP measures in the same manner. The Company urges investors to review the following reconciliations of these non-GAAP financial measures from the most comparable financial measures determined in accordance with GAAP.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP performance measure that the Company defines as net income (loss) excluding: benefit/provision for income taxes, non-operating income/expense items, and depreciation and amortization; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, cost reduction, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include non-cash impairment charges, operating lease expense adjustment, non-cash stock-based compensation expense, and transaction and organizational restructuring costs. Transaction costs include those directly related to acquisition, disposition, financing, and leasing activity, and are primarily comprised of legal, finance, consulting, professional fees, and other third-party costs. Organizational restructuring costs include those related to the Company’s efforts to reduce general and administrative expense and its senior leadership changes, including severance.

The Company believes that presentation of Adjusted EBITDA as a performance measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective core operating performance, and to make day-to-day operating decisions; (ii) it provides an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods; (iii) the Company believes that this measure is used by research analysts and investors to evaluate the Company’s operating results and to value companies in its industry; and (iv) the Company uses the measure for components of executive compensation.

Adjusted EBITDA has material limitations as a performance measure, including: (i) excluded interest and income tax are necessary to operate the Company’s business under its current financing and capital structure; (ii) excluded depreciation, amortization, and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities, goodwill, and other assets and may be indicative of future needs for capital expenditures; and (iii) the Company may incur income/expense similar to those for which adjustments are made, such as gain/loss on sale of assets, facility operating lease termination, or debt modification and extinguishment, non-cash stock-based compensation expense, and transaction and other costs, and such income/expense may significantly affect the Company’s operating results.

The table below reconciles Adjusted EBITDA from net income (loss).

	Three Months Ended
(in thousands)	September 30, 2024	June 30, 2024	September 30, 2023
Net income (loss)	$(50,734)	$(37,742)	$(48,811)
Provision (benefit) for income taxes	677	449	(1,876)
Equity in (earnings) loss of unconsolidated ventures	—	—	1,426
Loss (gain) on debt modification and extinguishment, net	2,267	—	—
Non-operating loss (gain) on sale of assets, net	(20)	(199)	—
Other non-operating (income) loss	(3,584)	(199)	(10,166)
Interest expense	66,316	61,567	59,412
Interest income	(4,663)	(4,714)	(6,323)
Income (loss) from operations	10,259	19,162	(6,338)
Depreciation and amortization	90,064	88,028	85,932
Asset impairment	934	—	9,086
Operating lease expense adjustment	(12,489)	(13,483)	(11,458)
Non-cash stock-based compensation expense	3,403	3,975	2,893
Transaction and organizational restructuring costs	66	134	105
Adjusted EBITDA	$92,237	$97,816	$80,220

Adjusted Free Cash Flow

Adjusted Free Cash Flow is a non-GAAP liquidity measure that the Company defines as net cash provided by (used in) operating activities before: distributions from unconsolidated ventures from cumulative share of net earnings, changes in prepaid insurance premiums financed with notes payable, changes in operating lease assets and liabilities for lease termination, cash paid/received for gain/loss on facility operating lease termination, and lessor capital expenditure reimbursements under operating leases; plus: property and casualty insurance proceeds and proceeds from refundable entrance fees, net of refunds; less: non-development capital expenditures and payment of financing lease obligations. Non-development capital expenditures are comprised of corporate and community-level capital expenditures, including those related to maintenance, renovations, upgrades, and other major building infrastructure projects for the Company’s communities and is presented net of lessor reimbursements. Non-development capital expenditures do not include capital expenditures for: community expansions, major community redevelopment and repositioning projects, and the development of new communities.

The Company believes that presentation of Adjusted Free Cash Flow as a liquidity measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective sources of operating liquidity, and to review the Company’s ability to service its outstanding indebtedness, pay dividends to stockholders, engage in share repurchases, and make capital expenditures, including development capital expenditures; and (ii) it provides an indicator to management to determine if adjustments to current spending decisions are needed.

Adjusted Free Cash Flow has material limitations as a liquidity measure, including: (i) it does not represent cash available for dividends, share repurchases, or discretionary expenditures since certain non-discretionary expenditures, including mandatory debt principal payments, are not reflected in this measure; (ii) the cash portion of non-recurring charges related to gain/loss on facility lease termination generally represent charges/gains that may significantly affect the Company’s liquidity; and (iii) the impact of timing of cash expenditures, including the timing of non-development capital expenditures, limits the usefulness of the measure for short-term comparisons.

The table below reconciles Adjusted Free Cash Flow from net cash provided by (used in) operating activities.

	Three Months Ended
(in thousands)	September 30, 2024	June 30, 2024	September 30, 2023
Net cash provided by (used in) operating activities	$66,455	$55,670	$45,763
Net cash provided by (used in) investing activities	(58,113)	(68,457)	(31,837)
Net cash provided by (used in) financing activities	(38,801)	(20,375)	(19,232)
Net increase (decrease) in cash, cash equivalents, and restricted cash	$(30,459)	$(33,162)	$(5,306)

Net cash provided by (used in) operating activities	$66,455	$55,670	$45,763
Changes in prepaid insurance premiums financed with notes payable	(7,772)	(7,617)	(6,474)
Changes in assets and liabilities for lessor capital expenditure reimbursements under operating leases	(6,432)	(1,051)	—
Non-development capital expenditures, net	(41,718)	(52,325)	(47,248)
Property and casualty insurance proceeds	3,593	62	10,747
Payment of financing lease obligations	(273)	(265)	(244)
Adjusted Free Cash Flow	$13,853	$(5,526)	$2,544

Contact:
Jessica Hazel
VP Investor Relations
(615) 564-8104
Jessica.Hazel@brookdale.com